Exhibit 10.1

HIGHLY SENSITIVE AND CONFIDENTIAL

January 9, 2015

CONFIDENTIAL

UT System Board of Regents

The University of Texas M.D. Anderson Cancer Center

1515 Holcombe Blvd.

Houston, TX 77030

Attn:	Dr. Ferran Prat, Vice President, Strategic Industry Ventures
Re:	Accelerated Closing Incentive

Dear Dr. Prat:

As you know, the parties have entered into a Letter of Intent dated December 19, 2014 (the “Letter of Intent”), that sets forth the general terms for a transaction (the “Proposed Transaction”) involving, among other things, the license by the UT System Board of Regents on behalf of The University of Texas M.D. Anderson Cancer Center (“MD Anderson”), to ZIOPHARM Oncology, Inc., a Delaware corporation (“Ziopharm”), and Intrexon Corporation, a Virginia corporation (“Intrexon” and together with Ziopharm, the “Licensee Group”) of certain assets and related intellectual property as described in the Letter of Intent. While the Letter of Intent contemplates a 120 day period in which to conclude the Proposed Transaction, the Licensee Group believes that an immediate accelerated closing and execution of the license agreement would be of significant benefit to the parties. Specifically, the J.P. Morgan Healthcare Conference is being held next week in San Francisco, and on Wednesday during the Conference, the Licensee Group would like to issue a public announcement about the execution of the license agreement. Consequently, the Licensee Group would like to induce and incentivize MD Anderson to undertake any and all extraordinary efforts to expedite and/or shorten its contracting, review and approval processes and to conclude and execute the license agreement on or before 8:00 am PST, on January 14, 2015 (the “Accelerated Closing Deadline”).

Accordingly, if the parties execute the license agreement prior to the Accelerated Closing Deadline, the Licensee Group will provide MD Anderson with the following incentive consideration (the “Accelerated Closing Incentive Consideration”), which both parties agree and understand is fair and adequate consideration for the extraordinary efforts expended by MD Anderson:

a.	1,597,590 of shares of Ziopharm’s common stock, $0.001 par value per share (the “Ziopharm Stock”), which is currently equal to seven and half million dollars ($7,500,000), based on the volume weighted average closing price of the Ziopharm Stock as reported by the Nasdaq Stock Market, LLC over the 20 trading days immediately preceding the date of this Letter Agreement.

b.	278,218 of shares of Intrexon’s common stock, no par value per share (the “Intrexon Stock”), which is currently equal to seven and a half million dollars ($7,500,000), based on the volume weighted average closing price of the Intrexon Stock as reported by the New York Stock Exchange over the 20 trading days immediately preceding the date of this Letter Agreement.

The shares of Ziopharm Stock and Intrexon Stock payable pursuant to this Letter Agreement (collectively, the “Incentive Shares”) are not consideration for the license of the technology under the license agreement and are separate from the equity consideration under the license agreement (the “License Consideration Shares”); provided however, that for purposes of determining whether the Nasdaq Threshold (as defined in the Letter of Intent) has been met, the shares of Ziopharm Stock issued pursuant to this Letter Agreement shall be aggregated with the shares of Ziopharm’s common stock issued pursuant to Section 2(a) of the Letter of Intent and the Securities Issuance Agreement executed by, among others, Ziopharm and MD Anderson to give effect thereto (the “Definitive Issuance Agreement”), and if the aggregate number of shares of Ziopharm’s common stock issued pursuant to this Letter Agreement and the Definitive Issuance Agreement would exceed the Nasdaq Threshold, then the total number of shares issued pursuant to this Letter Agreement and the Definitive Issuance Agreement shall be equal to the Nasdaq Threshold, and Ziopharm shall pay in cash that portion of the purchase price allocable to the License Consideration Shares that exceed the Nasdaq Threshold. The Incentive Shares shall be issued to “The Board of Regents of the University of Texas System” or its designee promptly following the execution of the license agreement and in any event, not later than sixty (60) calendar days after the execution of the license agreement. The Incentive Shares shall be issued to MD Anderson in private placement transactions, and shall therefore be “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). MD Anderson shall agree to enter into a “lock-up” agreement with the same terms, conditions and exceptions as shall be set forth in the license agreement or other definitive agreements entered into between the applicable parties pursuant to which it shall not sell or transfer any Incentive Shares for a period of one hundred twenty (120) days following the execution of the license agreement. Each member of the Licensee Group shall register the Incentive Shares in accordance with the same registration obligations applicable to the License Consideration Shares issued by such member of the Licensee Group.

This Letter Agreement is binding upon each of the Licensee Group and their respective successors and assigns and is fully enforceable against the Licensee Group. While not signatories to this Letter Agreement, MD Anderson and The Board of Regents of the University of Texas System are express and intended beneficiaries of this Letter Agreement and will have the right to fully enforce the terms of this Letter Agreement. Accordingly, MD Anderson may act in reliance upon this Letter Agreement and MD Anderson’s actions and performance in furtherance of executing the license agreement by the Accelerated Closing Deadline will constitute MD

Anderson’s acceptance of and agreement with the terms of this Letter Agreement. Notwithstanding the foregoing, no member of the Licensee Group shall have any obligation under this Letter Agreement, whether to MD Anderson, another member of the Licensee Group, or to any other party, in the event the license agreement is not executed by the Accelerated Closing Deadline. The decision to execute the license agreement shall be subject to the discretion of each signatory thereto.

This Letter Agreement constitutes the entire and only agreement regarding the Accelerated Closing Incentive Consideration. No amendment, waiver, or termination of this Letter Agreement will be effective unless it is evidenced by a written agreement that is signed by both MD Anderson and each member of the Licensee Group; provided, however, that notwithstanding the foregoing, in the event that the license agreement contemplated by the Letter of Intent is not executed and delivered on or prior to the Accelerated Closing Deadline, then this Letter Agreement shall be void ab initio and of no further effect.

This Letter Agreement will be construed and enforced in accordance with the laws of the United States of America and of the State of Texas, and venue for any lawsuit related to this Letter Agreement will be in Harris County, Texas.

This Letter Agreement may be signed in counterparts, all of which shall constitute the same agreement.

Very truly yours,

ZIOPHARM Oncology, Inc.

By:	/s/ Jonathan Lewis, M.D., Ph.D.
Jonathan Lewis, M.D., Ph.D.
Chief Executive Officer

Intrexon Corporation

By:	/s/ Randal J. Kirk
Randal J. Kirk
Chairman and Chief Executive Officer

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